VisualMED Clinical Solutions CORPORATION

EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of this first day of April 1, 2006, by and between VisualMED Clinical Solutions Corp., a Nevada Corporation, with its principal offices located at 1035 rue Laurier, Montreal, Quebec, Canada H2V 2L1 (“SOLUTIONS”), and Larry Kurlender (“KURLENDER”), residing at 15 Cressy, Montreal, Quebec, Canada H3X 1R3. This Employment Agreement shall hereinafter be referred to as the “Agreement”.

WITNESSETH:

1.       Employment.

          SOLUTIONS agrees to employ KURLENDER, and KURLENDER agrees to be employed by SOLUTIONS, upon the terms and subject to the conditions of this Agreement.

2.       Term

          The employment of KURLENDER by SOLUTIONS as provided in Section 1 hereof will commence on April 1, 2006 and shall be for a five year term. (the “Term”).

3.       Duties; Best Efforts.

          (a) KURLENDER shall serve as the Chief Financial Officer of SOLUTIONS reporting directly to the Chief Executive Officer. KURLENDER shall perform well and faithfully the duties within such offices which may be assigned to him. KURLENDER shall devote sufficient business time, attention, and energies to the business and affairs of SOLUTIONS, and shall use his best efforts to advance the best interests of SOLUTIONS.

4.       Compensation

(a)	Annual Salary. SOLUTIONS shall pay to KURLENDER a base salary of $1.00 (one dollar) per annum, payable in advance on the first day of April of each year during the Term.

(b)

Bonus. KURLENDER may be eligible for an annual bonus, which may include options issued under SOLUTION’S non qualified stock option plan, as determined by the Board of Directors at the sole discretion of the Board.

(c)	Directors’ and Officers’ Liability Insurance KURLENDER shall be covered by the Directors’ and Officers’ liability insurance policies maintained by SOLUTIONS.

5.       Termination

          (a)       SOLUTIONS may terminate KURLENDER’s employment hereunder prior to the expiration of the Term, in the event that KURLENDER hereafter (i) dies during the Term, (ii) becomes disabled (as hereinafter defined) for a consecutive period of three (3) months during the Term, (iii) shall willfully fail to comply with any of the material terms of this Agreement, (iv) shall willfully fail to perform his duties hereunder, (v) shall willfully disregard policy directions from the Board of Directors of SOLUTIONS which are not inconsistent with the provisions of this Agreement, or (vi) for Serious Reason.

i.     For purposes of this Agreement, KURLENDER shall be deemed to have become disabled when he is deemed disabled under the terms of any disability income insurance policy covering him. In the absence of such a disability policy (or if there is a conflicting definition in two (2) or more policies of disability insurance), KURLENDER’s inability to regularly perform his regular duties shall constitute his disability for purposes hereof.

ii.     The term “Serious Reason” for the termination of KURLENDER’s employment shall be limited to (i) KURLENDER’s fraud, misappropriation, or embezzlement, or (ii) KURLENDER’s conviction of a crime involving moral turpitude or conviction of a felony, or (iii) KURLENDER’s material breach of the provisions of Paragraph 6 or Paragraph 7 of this Agreement.

          (b)       SOLUTIONS shall not be permitted to terminate KURLENDER’s employment for any reason other than those stated in 5(a) above. Any attempt to terminate other than as provided in 5(a) above shall be deemed to be a “Termination Without Serious Reason”.

          (c)       Either Party may terminate this agreement at its discretion for any reason by giving three months prior notice of its decision to terminate. SOLUTIONS may, at any time during the notice period, choose to immediately discharge KURLENDER, but in this case KURLENDER shall be entitled to receive and shall be paid all amounts which he would otherwise earn during the notice period.

          (d)       If SOLUTIONS terminates this agreement at its discretion, without serious reason, SOLUTIONS shall pay KURLENDER an amount equal to his gross base annual salary (at the time of notification of termination) or his gross salary for the remainder of the “Term” whichever is greater. All appropriate withholding as may be required by law will be deducted from the amount so calculated. This payment shall be made within 7 days after the last day KURLENDER is employed. The bonus for the fiscal year in which termination takes place, if any, will be paid pro rata to the number of days worked in the fiscal year. With the exception of the amount referred above, KURLENDER shall have no right to be paid or to claim any further payments related to or arising out of termination of his employment by SOLUTIONS and he renounces to any further right or claim.

KURLENDER Employment Agreement	2	09/28/06

(e) SOLUTIONS’s obligation to make the aforesaid payments will not be reduced or affected if KURLENDER has secured alternative employment.

          (f)       In the event of a Termination Without Serious Reason, in addition to any amounts payable or benefits provided for pursuant to Section 7(c) hereof, KURLENDER shall be entitled to receive the compensation set forth in Article 4 for the remainder of the “Term” whichever is greater. In the event of involuntary termination the stock options would vest on the last day KURLENDER is employed by SOLUTIONS.

6.       Protection of Confidential Information

          (a)       KURLENDER acknowledges that he has been provided with information about SOLUTIONS, and his employment by SOLUTIONS will, throughout the Term, bring him into close contact with many confidential affairs of SOLUTIONS and its clients, including information about costs, profits, markets, equipment, customers, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public. KURLENDER further acknowledges that the business of SOLUTIONS is conducted throughout the world, that SOLUTIONS competes in nearly all of its business activities with other organizations which are or could be located in nearly every part of the world and that the nature of the services, position and expertise of KURLENDER are such that he is capable of competing with SOLUTIONS from nearly every location in the world. In recognition of the foregoing, KURLENDER covenants and agrees:

i.

That he will keep secret all confidential matters of SOLUTIONS and not disclose such matters to anyone other than SOLUTIONS, either during or after the Term, except with SOLUTIONS’s prior written consent, or except as required by law or regulation;

ii.	That he will not make use of any such confidential matter for his own purposes or the benefit of anyone other than SOLUTIONS; and

iii.

That he will deliver promptly to SOLUTIONS on termination of this Agreement, or at any time SOLUTIONS may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of SOLUTIONS, which he may then possess or have under his control.

KURLENDER Employment Agreement	3	09/28/06

          (b)       The foregoing nondisclosure requirements shall not apply to information which now or hereafter becomes available to the public, through no fault of KURLENDER, information which was known to KURLENDER, as documented by his written records, prior to the effective date of this Agreement or which is legally and lawfully obtained by KURLENDER from a third party independent of SOLUTIONS without a similar obligation of nondisclosure.

7.       Specific Remedies.

          If KURLENDER commits a breach of any of the provisions of Sections 6 hereof, such violation shall be deemed to be grounds for termination pursuant to Section 5(a) hereof then SOLUTIONS shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to SOLUTIONS and that money damages will not provide an adequate remedy to SOLUTIONS.

8.       Independence, Severability and Non-Exclusivity.

          Each of the rights enumerated in Sections 6 hereof and the remedies enumerated in Section 7 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to SOLUTIONS at law or in equity. If any of the covenants contained in Sections 6 or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 6 and the remedies enumerated in Section 7 upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If any of the covenants contained in Sections 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect SOLUTIONS’s right to the relief provided in Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

9.       Successors.

          The Agreement and all rights of the parties hereunder shall inure to the benefit of, and be enforceable by, the parties’ successors, heirs and distributees.

KURLENDER Employment Agreement	4	09/28/06

10.     Notices.

          All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given by personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as follows:

To SOLUTIONS:
VisualMED Clinical Solutions Corp.
1035 rue Laurier West
Suite 200
Montreal, Quebec H2V 2L1
Attn: Human Resources Dept.

or at such other address or telecopy number (or other similar number) as either party may from time-to-time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopying or other similar means thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

11.     Modifications and Waivers

          No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of SOLUTIONS and is agreed to in writing and signed by the Chairman. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.     Entire Agreement.

          This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

13.     Law Governing.

          Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada (without giving effect to conflicts of law).

KURLENDER Employment Agreement	5	09/28/06

14.     Invalidity.

          Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect another term of this Agreement which shall remain in full force and effect.

15.     Headings.

          The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          The parties have agreed that this agreement be drafted in English. Les parties ont convnue que cette convention soit redigee en anglais. IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

Larry KURLENDER	VisualMED Clinical Solutions Corp.

By	By

Larryj KURLENDER	Gerard Dab
Chief Financial Officer	CEO and Chairman of the Board

KURLENDER Employment Agreement	6	09/28/06